Exhibit 7 (b)
Consent of Sutherland, Asbill & Brennan

April 28, 1997

Board of Directors
Kansas City Life Insurance Company
3520 Broadway
Kansas City, MO  64141-6139

Re:  Kansas City Life Variable Life Separate Account

Ladies and Gentlemen:

     We hereby consent to the reference to our name under the caption "Legal Matters" in the Prospectus filed as part of Post-Effective Amendment No. 3 to the registration statement on Form S-6 for Kansas City Life Variable Life Separate Account (File No. 33-95354). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND, ASBILL & BRENNAN LLP

By: /s/ Stephen E. Roth
Stephen E. Roth